Exhibit 99.1

(BW)(CA-AMGEN)(AMGN) Amgen’s Fourth Quarter 2004 Adjusted Earnings Per Share Increased 26 Percent to 58 Cents; Full Year 2004 Adjusted Earnings Per Share Increased 26 Percent to $2.40

Business Editors/Health/Medical Writers/Biotech Writers

THOUSAND OAKS, Calif.—(BUSINESS WIRE)—Jan. 27, 2005—Amgen Inc. (Nasdaq:AMGN):

•	Fourth Quarter 2004 GAAP Earnings Per Share of 53 Cents; Full Year 2004 GAAP Earnings Per Share of $1.81

•	2005 Total Revenue Growth Expected to be in the High Single-Digits to Low Teens Range

•	2005 Adjusted Earnings Per Share Expected to be in the Range of $2.70 to $2.85

Amgen Inc. (Nasdaq:AMGN), the world’s largest biotechnology company, today announced that adjusted earnings per share for the fourth quarter of 2004 were 58 cents versus 46 cents during the fourth quarter of 2003, an increase of 26 percent. Adjusted net income was $749 million in the fourth quarter of 2004 versus $615 million in 2003, a 22 percent increase. Full year 2004 adjusted earnings per share were $2.40 versus $1.90 in 2003, a 26 percent increase. Full year 2004 adjusted net income was $3.1 billion versus $2.5 billion in 2003, a 24 percent increase.

For 2005, the company expects total revenue growth to be in the high single-digits to low teens range. Adjusted earnings per share are expected to be in the range of $2.70 to $2.85. This guidance for 2005 does not include the impact of expense related to stock option compensation.

During the fourth quarter, total product sales increased 24 percent to $2.8 billion from $2.2 billion in the fourth quarter in 2003. Fourth quarter U.S. sales totaled $2.3 billion, an increase of 22 percent versus the same quarter in 2003. International sales during the quarter were $465 million versus $337 million for the same period in 2003, an increase of 38 percent. Excluding the beneficial impact of foreign exchange, international sales would have grown 27 percent during the fourth quarter of 2004. For the full year, total product sales were $10.0 billion in 2004 versus $7.9 billion in 2003, a 27 percent increase. The benefit of foreign exchange added approximately $164 million to sales for the full year 2004.

Total revenue increased 24 percent during the fourth quarter to $2.9 billion, and 26 percent for the full year to $10.6 billion.

Adjusted earnings per share and adjusted net income for the three months and full year ended December 31, 2004 and 2003 exclude certain expenses related to the acquisitions of Immunex Corporation and Tularik Inc. These expenses and other items are itemized on the reconciliation tables below.

On a reported basis calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen’s reported earnings per share increased 29 percent to 53 cents in the fourth quarter of 2004 from 41 cents in the same quarter last year. Net income was $689 million in the fourth quarter of 2004 versus $547 million for the fourth quarter of 2003, an increase of 26 percent. For the full year 2004, Amgen’s reported earnings per share increased 7 percent to $1.81 from $1.69 in 2003. Full year 2004 net income was $2.4 billion versus $2.3 billion in 2003, an increase of 5 percent.

“2004 was another year of strong performance,” said Kevin Sharer, Amgen’s chairman and chief executive officer. “All our key products made significant gains or maintained market share. We also progressed on the regulatory front with four new product approvals and on the legal front with the recent ruling by the U.S. District Court of Massachusetts affirming that our patents on erythropoietin are valid and enforceable. We are well-positioned to deliver solid growth in 2005,” concluded Sharer.

Product Sales Performance

Combined 2004 fourth quarter sales of EPOGEN(R) (Epoetin alfa), Amgen’s anemia therapy for patients on dialysis, and worldwide sales of Aranesp(R) (darbepoetin alfa), its latest anemia product for the treatment of anemia associated with chronic kidney disease (CKD) and chemotherapy-induced anemia, increased 21 percent to $1.4 billion from $1.2 billion during the same quarter of the previous year. For the full year 2004, combined EPOGEN and worldwide Aranesp sales were $5.1 billion versus $4.0 billion for 2003, an increase of 28 percent over the prior year’s combined sales.

EPOGEN sales were $697 million in the fourth quarter of 2004 versus $651 million for the fourth quarter of 2003, an increase of 7 percent. EPOGEN sales growth in the fourth quarter of 2004 was driven by changes in wholesaler inventory and a favorable revised estimate of dialysis demand (spillover) for prior quarters. Spillover is a result of the Company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s 2003 Form 10-K for a more detailed discussion of this relationship and a description of spillover.) Full year 2004 EPOGEN sales were $2.6 billion versus $2.4 billion in the prior year, an increase of 7 percent. EPOGEN sales were driven by patient population growth and a continued focus in the renal community on improving patient outcomes.

Worldwide Aranesp sales were $705 million in the fourth quarter of 2004 versus $503 million during the fourth quarter of 2003 and growth was driven principally by demand. U.S. Aranesp sales were $449 million in the fourth quarter of 2004 versus $321 million in the prior year. International Aranesp sales were $256 million in the fourth quarter of 2004 versus $182 million in the same quarter last year. International Aranesp sales benefited from foreign exchange of approximately $21 million in the fourth quarter. Full year 2004 worldwide Aranesp sales were $2.5 billion versus $1.5 billion in 2003, an increase of 60 percent. Sales were driven by market share gains in both oncology and nephrology and market growth.

Combined worldwide sales of Neulasta(R) (pegfilgrastim), Amgen’s once-per-cycle product for decreasing the incidence of neutropenic infections associated with many types of cancer chemotherapy treatments and NEUPOGEN(R) (Filgrastim) used to decrease the incidence of many types of chemotherapy-related infections, were $778 million in the fourth quarter of 2004 versus $689 million for the fourth quarter of 2003, an increase of 13 percent. Combined sales growth for Neulasta and NEUPOGEN was driven by demand for Neulasta.

Combined sales of Neulasta and NEUPOGEN in the United States were $598 million in the fourth quarter of 2004 versus $554 million in the fourth quarter of 2003. Combined international sales were $180 million in the fourth quarter of 2004 versus $135 million over the same quarter in the prior year, an increase of 33 percent. Combined Neulasta and NEUPOGEN sales benefited from foreign exchange of approximately $15 million in the fourth quarter of 2004. For the full year 2004, combined worldwide sales of Neulasta and NEUPOGEN were $2.9 billion versus $2.5 billion for the full year 2003, an increase of 16 percent. Neulasta, in particular, benefited from new clinical data demonstrating the value of first cycle use.

For the fourth quarter of 2004, worldwide Neulasta sales were $469 million versus $367 million in the prior year, an increase of 28 percent. For the full year 2004, worldwide sales of Neulasta totaled $1.7 billion versus $1.3 billion in 2003. Worldwide NEUPOGEN sales totaled $309 million in the fourth quarter of 2004 versus $322 million in 2003, a decrease of 4 percent. For the full year 2004, worldwide NEUPOGEN sales were $1.2 billion, a decrease of 7 percent versus 2003.

Sales of ENBREL(R) (etanercept), Amgen’s leading biologic for inflammation, increased 49 percent during the fourth quarter to $567 million versus $380 million during the same period in 2003, driven by demand. For the full year 2004, ENBREL sales increased 46 percent to $1.9 billion versus $1.3 billion in 2003. Sales for ENBREL were driven by its competitive profile and significant growth of biologics in the rheumatology and dermatology markets. In the dermatology market, ENBREL has grown significantly since its approval for moderate to severe psoriasis in April of 2004 and has become the number one prescribed systemic therapy in this market.

Operating Expense Analysis on an Adjusted Basis:

•	Cost of sales increased to $476 million in the fourth quarter of 2004 from $384 million during the fourth quarter of 2003, reflecting additional expenses driven by higher sales volumes. For the full year 2004, cost of sales totaled $1.7 billion versus $1.3 billion in 2003, driven by sales volumes and higher manufacturing expenses due to changes to the product sales mix.

•	Research and development (R&D) expenses totaled $608 million during the fourth quarter versus $494 million in the fourth quarter of 2003. For the full year 2004, R&D expenses were $2.0 billion compared to $1.6 billion in 2003. Both fourth quarter and the full year increases were primarily driven by staff-related expenses associated with the Tularik acquisition, clinical manufacturing costs and key clinical trials including the commencement of large-scale phase 3 trials for AMG 162, Amgen’s investigational therapy for bone loss.

•	Selling, general and administrative (SG&A) expenses were $813 million in the fourth quarter versus $611 million for the same quarter of the prior year. For the full year 2004, SG&A expenses totaled $2.5 billion compared to $1.9 billion in 2003. Increases for the fourth quarter and full year are a result of higher spending to support the Company’s key products and the Wyeth Pharmaceuticals profit share related to ENBREL sales growth.

Stock repurchases for the full year 2004 were $4.1 billion representing approximately 69 million shares. In December, the Company’s Board of Directors authorized a new stock repurchase program of $5 billion. The Company currently has $969 million remaining under its previous stock repurchase program. During the fourth quarter, Amgen announced that it had secured net proceeds totaling nearly $2.0 billion from a note offering. These proceeds are intended to be used for open market purchases of shares under the Company’s stock repurchase program and for general corporate purposes, including capital expenditures and working capital.

Capital expenditures for full year 2004 were $1.3 billion versus $1.4 billion in 2003.

2005 Guidance

Following implementation of the Medicare Modernization Act (MMA), broad reimbursement changes are expected in 2005. As a significant portion of Amgen’s products are dependant on Medicare reimbursement, Amgen will continue to evaluate the impact of such changes on its business as the year progresses.

The company expects total revenue growth to be in the high single-digits to low teens range for 2005. Amgen also expects 2005 adjusted earnings per share in the range of $2.70 to $2.85. 2005 guidance does not include the impact of expense related to stock option compensation, which will be a required expense under GAAP in 2005.

Fourth Quarter Product and Pipeline Highlights

Aranesp: Amgen announced initiation of TREAT (Trial to Reduce cardiovascular Events with Aranesp Therapy), a landmark trial to evaluate the impact of treating anemia with Aranesp on cardiovascular outcomes in patients with CKD and type 2 diabetes. The trial is a 4,000 patient, multicenter, double-blind, placebo-controlled trial and the primary endpoint is a composite index of time to mortality or non-fatal cardiovascular event, including myocardial infarction, myocardial ischemia, stroke and heart failure.

ENBREL: Amgen presented two-year results from the ongoing TEMPO (Trial of Etanercept and Methotrexate with Radiographic Patient Outcomes) study at the American College of Rheumatology’s meeting, showing nearly three quarters (74.2 percent) of rheumatoid arthritis patients treated with ENBREL plus methotrexate combination therapy experienced no progression of joint damage over a continuous two-year span.

Amgen also received approval from the U.S. Food and Drug Administration (FDA) for a new 50 mg single use pre-filled syringe that will allow most ENBREL patients to take only one injection per week.

Sensipar(R) (cinacalcet HCl)/Mimpara(R) (cinacalcet): Amgen received regulatory approval in the European Union (EU) for its first in class oral calcimimetic Mimpara, which is marketed as Sensipar in the United States. Mimpara is approved for treatment of secondary hyperparathyroidism (SHPT) in patients with CKD on dialysis as well as treatment of elevated calcium levels in patients with cancer of the parathyroid gland. A majority of an estimated 230,000 CKD patients on dialysis in the EU suffer from SHPT.

Kepivance(TM) (palifermin): Following a priority review, the FDA approved Kepivance as the first and only therapy to decrease the incidence and duration of severe oral mucositis (mouth sores) in patients with hematologic (blood) cancers undergoing high-dose chemotherapy, with or without radiation, followed by a bone marrow transplant. The safety and efficacy of Kepivance have not been established in patients with non-hematologic malignancies.

AMG 162: At the American Society of Bone and Mineral Research meeting in September, Amgen reported that at all doses studied, twice yearly injections of AMG 162, the company’s investigational therapy for bone loss, significantly increased bone mineral density (BMD) at the total hip compared with placebo at 12 months.

AMG 531 and AMG 706: The FDA granted fast track designation for both AMG 531, which potentially represents a new approach to treating immune thrombocytopenic purpura (an autoimmune bleeding disorder) and AMG 706, an investigational oral cancer therapy which is currently in phase 2 trials for the treatment of imatinib-resistant gastrointestinal stromal tumors (cancerous tumors of the GI tract).

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2003, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

About Amgen

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

Appendix 1

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2004				Three Months Ended December 31, 2003
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,778	$—		$2,778	$2,238	$—		$2,238
Other revenues	131	—		131	108	—		108

Total revenues	2,909	—		2,909	2,346	—		2,346

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	476	—		476	389	(5	)(3)	384
Research and development	617	(9	)(1)	608	502	(8	)(3)	494
Selling, general and administrative	816	(3	)(1)	813	616	(5	)(3)	611
Amortization of intangible assets	81	(81	)(2)	—	84	(84	)(2)	—

Total operating expenses	1,990	(93)		1,897	1,591	(102)		1,489

Operating income	919	93		1,012	755	102		857

Interest and other income, net	1	—		1	15	—		15

Income before income taxes	920	93		1,013	770	102		872

Provision for income taxes	231	33	(9)	264	223	34	(9)	257

Net income	$689	$60		$749	$547	$68		$615

Earnings per share:
Basic	$0.55			$0.59	$0.43			$0.48
Diluted (10)	$0.53			$0.58	$0.41			$0.46

Shares used in calculation of earnings per share:
Basic	1,263			1,263	1,285			1,285
Diluted (10)	1,310			1,310	1,340			1,340

(1) - (10) See explanatory notes

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Year Ended December 31, 2004				Year Ended December 31, 2003
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$9,977	$—		$9,977	$7,868	$—		$7,868
Other revenues	573	—		573	488	—		488

Total revenues	10,550	—		10,550	8,356	—		8,356

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,731	(2	)(3)	1,729	1,341	(19	)(3)	1,322
Research and development	2,028	(16	)(1)	1,996	1,655	(34	)(3)	1,621
		(16	)(3)
Selling, general and administrative	2,556	(11	)(1)	2,548	1,957	(17	)(3)	1,893
		(8	)(3)			(47	)(6)
		11	(4)
Write-off of acquired in-process R&D	554	(554	)(5)	—	—	—		—
Amortization of intangible assets	333	(333	)(2)	—	336	(336	)(2)	—
Other items, net	—	—		—	(24)	74	(7)	—
						(50	)(8)

Total operating expenses	7,202	(929)		6,273	5,265	(429)		4,836

Operating income	3,348	929		4,277	3,091	429		3,520

Interest and other income, net	47	—		47	82	—		82

Income before income taxes	3,395	929		4,324	3,173	429		3,602

Provision for income taxes	1,032	144	(9)	1,176	914	149	(9)	1,063

Net income	$2,363	$785		$3,148	$2,259	$280		$2,539

Earnings per share:
Basic	$1.86			$2.48	$1.75			$1.97
Diluted (10)	$1.81			$2.40	$1.69			$1.90

Shares used in calculation of earnings per share:
Basic	1,271			1,271	1,288			1,288
Diluted (10)	1,320			1,320	1,346			1,346

(1) - (10) See explanatory notes

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation provided to certain Tularik Inc. (Tularik) employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan. The total estimated remaining costs of such incremental compensation is approximately $28 million, pre-tax.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL(R), related to the Immunex Corporation (Immunex) acquisition. The total annual non-cash charge is currently estimated to be approximately $325 million, pre-tax.

(3)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. All amounts have been incurred under this plan.

(4)	To exclude the impact to the Company of its share of the third-party reimbursement received by Kirin-Amgen, Inc. (KA) related to the Genentech, Inc. (Genentech) legal settlement (see (6) below).

(5)	To exclude the non-cash expense associated with writing off the acquired in-process research and development (IPR&D) related to the Tularik acquisition.

(6)	To exclude the impact to the Company of a legal settlement paid to Genentech in connection with settling a patent litigation matter relating to the Company’s processes for producing NEUPOGEN(R) and Neulasta(R). Pursuant to the terms of a license agreement between the Company and KA, an entity 50% owned by the Company, KA, was obligated to indemnify the Company for the payment made to Genentech. The Company accounts for its ownership interest in KA under the equity method and, accordingly, recorded its share of such loss incurred by KA in “Selling, general and administrative.”

(7)	To exclude a benefit for the recovery of costs and expenses associated with a legal award related to an arbitration proceeding with Johnson & Johnson.

(8)	To exclude a cash contribution to the Amgen Foundation.

(9)	To reflect the tax effect of the above adjustments, except for the write-off of acquired IPR&D (see (5) above).

(10)	The following tables present the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended Dec. 31, 2004		Three Months Ended Dec. 31, 2003
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$689	$749	$547	$615
Adjustment for interest expense on Convertible Notes, net of tax	6	6	6	6

Net income for diluted EPS, after assumed conversion of Convertible Notes	$695	$755	$553	$621

Shares (Denominator):
Weighted-average shares for basic EPS	1,263	1,263	1,285	1,285
Effect of Dilutive Securities	12	12	20	20
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35	35	35	35

Adjusted weighted-average shares for diluted EPS	1,310	1,310	1,340	1,340

Diluted earnings per share	$0.53	$0.58	$0.41	$0.46

	Year Ended Dec. 31, 2004		Year Ended Dec. 31, 2003
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$2,363	$3,148	$2,259	$2,539
Adjustment for interest expense on Convertible Notes, net of tax	21	21	21	21

Net income for diluted EPS, after assumed conversion of Convertible Notes	$2,384	$3,169	$2,280	$2,560

Shares (Denominator):
Weighted-average shares for basic EPS	1,271	1,271	1,288	1,288
Effect of Dilutive Securities	14	14	23	23
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35	35	35	35

Adjusted weighted-average shares for diluted EPS	1,320	1,320	1,346	1,346

Diluted earnings per share	$1.81	$2.40	$1.69	$1.90

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
EPOGEN® - U.S.	$697	$651	$2,601	$2,435
Aranesp® - U.S.	449	321	1,533	980
Aranesp® - International	256	182	940	564
Neulasta® - U.S.	394	328	1,476	1,175
Neulasta® - International	75	39	264	80
NEUPOGEN® - U.S.	204	226	778	881
NEUPOGEN® - International	105	96	397	386
ENBREL® - U.S.	545	366	1,827	1,254
ENBREL® - International	22	14	73	46
Other product sales - U.S.	24	9	64	39
Other product sales - International	7	6	24	28

Total product sales	$2,778	$2,238	$9,977	$7,868

U.S.	$2,313	$1,901	$8,279	$6,764
International	465	337	1,698	1,104

	$2,778	$2,238	$9,977	$7,868

Amgen Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2004		December 31, 2003
Assets
Current assets:
Cash and marketable securities	$5,808		$5,123
Trade receivables, net	1,461		1,008
Inventories	888		713
Other current assets	1,013		558

Total current assets	9,170		7,402
Property, plant and equipment, net	4,712		3,799
Intangible assets, net	4,033		4,288
Goodwill	10,525		9,820
Other assets	781		804

Total assets	$29,221		$26,113

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,984		$2,456
Convertible Notes	2,912	(a)	—

Total current liabilities	5,896		2,456
Deferred tax liabilities	1,294		1,146
Other non-current liabilities	128		42
Long-term debt	2,198		3,080	(a)
Stockholders’ equity	19,705		19,389

Total liabilities and stockholders’ equity	$29,221		$26,113

Shares outstanding	1,260		1,284

(a)	Holders of the Convertible Notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2005, at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of December 31, 2004, the Convertible Notes have been reclassified from long-term debt to current liabilities. To the extent the Company is not required to purchase all or a portion of the notes on March 1, 2005, any remaining Convertible Notes outstanding will be reclassified to long-term debt in the Company’s 2004 Annual Report on Form 10-K.

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ended December 31, 2005

2005
“Adjusted” earnings per share guidance	$2.70 - $ 2.85
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets (1)	(0.16)
Tularik merger-related incremental compensation (2)	(0.01)

GAAP earnings per share guidance	$2.53 - $ 2.68

The guidance for both “Adjusted” earnings per share and GAAP earnings per share does not include the impact of expense related to stock option compensation.

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL(R), related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $325 million, pre-tax.
(2)	To exclude the incremental compensation provided to certain Tularik employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan.

—30—RJ/la*

CONTACT:	Amgen Inc., Thousand Oaks
Christine Cassiano, 805-447-4587 (Media)
Arvind Sood, 805-447-1060 (Investors)

SOURCE:	Amgen Inc.

(The version of the Company’s press release carried by Business Wire contained a typographical error in which the one of the headings in the supplemental table setting forth the Company’s product sales for the three and twelve months ended December 31, 2004 and 2003 incorrectly identified the Company’s product sales for twelve months ended December 31, 2004 and 2003 as sales for the three month ended period. Other versions of the press release distributed by the Company and other services were correct. The version of the press release filed as part of this exhibit is the correct version.)